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CHS Reports First Quarter Fiscal Year 2024 Earnings
Strong Energy and Oilseed Processing Operations Contributed to $522.9 Million in First Quarter Net Income

ST. PAUL, MINN. (Jan. 10, 2024) - CHS Inc., the nation’s leading agribusiness cooperative, today released results for its first quarter ended Nov. 30, 2023. The company reported quarterly net income of $522.9 million compared to $782.6 million in the first quarter of fiscal year 2023.
First quarter fiscal year 2024 highlights:
•Earnings were strong across our segments, although down from record first quarter earnings in fiscal year 2023.
•Revenues were $11.4 billion, compared to $12.8 billion in the first quarter of fiscal year 2023.
•Our Energy segment experienced favorable market conditions in our refined fuels business, reflecting sustained global demand for energy products.
•In our Ag segment, continued robust meal and oil demand drove strong earnings in our oilseed processing business that were offset by weak U.S. export demand for grains and oilseeds.
•Equity method investments performed well, with our CF Nitrogen investment being the largest contributor.

“CHS earnings were strong for the first quarter, despite a relative decline from last year's record earnings,” said Jay Debertin, president and CEO of CHS Inc. “Our focus on execution and efficiency improvements bolstered results across all operations. We continue to see the benefits of our diversified ag and energy portfolio, our strategic footprint and investments in our supply chain. The success of our domestic soybean and canola processing business and our international origination capabilities have helped us add value to our farmer-owners' businesses."

Energy
Pretax earnings of $266.8 million represent a $129.8 million decrease versus the prior year period and reflect:
•Decreased refining margins compared to the highs in the previous year due to trade flows returning to more normal levels
•More favorable costs for renewable energy credits
•Higher margins in our propane business

Ag
Pretax earnings of $169.7 million represent a $117.6 million decrease versus the prior year period and reflect:
•Decreased margins for our grain and oilseed and oilseed processing businesses primarily due to mark-to-market timing adjustments and weak U.S. export demand
•Increased demand for wholesale and retail agronomy products as selling prices remained lower due to global market conditions

Nitrogen Production
Pretax earnings of $36.5 million represent a $60.4 million decrease versus the prior year period and reflect lower equity income from CF Nitrogen attributed to decreased market prices of urea and UAN.

Corporate and Other
Pretax earnings of $43.8 million represent a $7.1 million increase versus the prior year period, primarily reflecting increased interest income due to higher interest rates.

CHS Inc. Earnings*
by Segment
(in thousands $)

	Three Months Ended November 30,
	2023	2022
Energy	$266,835	$396,594
Ag	169,720	287,299
Nitrogen Production	36,459	96,873
Corporate and Other	43,832	36,704
Income before income taxes	516,846	817,470
Income tax (benefit) expense	(6,522)	34,554
Net income	523,368	782,916
Net income attributable to noncontrolling interests	445	318
Net income attributable to CHS Inc.	$522,923	$782,598

*Earnings is defined as income (loss) before income taxes.

CHS Inc. (www.chsinc.com) creates connections to empower agriculture. As a leading global agribusiness and the largest farmer-owned cooperative in the United States, CHS serves customers in 65 countries and employs nearly 10,000 people worldwide. We provide critical crop inputs, market access and risk management services that help farmers feed the world. Our diversified agronomy, grains, foods and energy businesses recorded revenues of $45.6 billion in fiscal year 2023. We advance sustainability through our commitment to being stewards of the environment, building economic viability and strengthening community and employee well-being.

This document and other CHS Inc. publicly available documents contain, and CHS officers, directors and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of its businesses, financial condition and results of operations, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause CHS actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in CHS filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2023. These factors may include: changes in commodity prices; the impact of government policies, mandates, regulations and trade agreements; global and regional political, economic, legal and other risks of doing business globally; the ongoing war between Russia and Ukraine; the escalation of conflict in the Middle East; the impact of inflation; the impact of epidemics, pandemics, outbreaks of disease and other adverse public health developments, including COVID-19; the impact of market acceptance of alternatives to refined petroleum products; consolidation among our suppliers and customers; nonperformance by contractual counterparties; changes in federal income tax laws or our tax status; the impact of compliance or noncompliance with applicable laws and regulations; the impact of any governmental investigations; the impact of environmental liabilities and litigation; actual or perceived quality, safety or health risks associated with our products; the impact of seasonality; the effectiveness of our risk management strategies; business interruptions, casualty losses and supply chain issues; the impact of workforce factors; our funding needs and financing sources; financial institutions’ and other capital sources’ policies concerning energy-related businesses; technological improvements that decrease the demand for our agronomy and energy products; our ability to complete, integrate and benefit from acquisitions, strategic alliances, joint ventures, divestitures and other nonordinary course-of-business events; security breaches or other disruptions to our information technology systems or assets; the impact of our environmental, social and governance practices, including failures or delays in achieving our strategies or expectations related to climate change or other environmental matters; the impairment of long-lived assets; the impact of bank failures; and other factors affecting our businesses generally. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by applicable law.